Exhibit 99.1

Phillips Edison – ARC Shopping Center REIT Inc. Second Quarter 2011 Results Seeing Growing Opportunities in Grocery-Anchored Retail

CINCINNATI—(BUSINESS WIRE)—Phillips Edison – ARC Shopping Center REIT Inc. (the “Company”), a publicly registered, non-traded REIT focused on grocery-anchored neighborhood and community shopping centers, today announced its operating results for the three months and six months ended June 30, 2011. The Company generated modified funds from operations (“MFFO”), as defined below, of $190,000 in the second quarter, and paid distributions of $190,000. The Company also acquired St. Charles Plaza, a 65,000 square foot Publix-anchored shopping center located in the densely populated market of Haines City, Florida, approximately halfway between Orlando and Tampa, for $10.1 million. The Company believes that it was able to purchase this center on favorable terms via a bankruptcy auction due to its ability to conduct its due diligence and close on the transaction on an expedited basis.

“We continue to gain momentum as we head into the third quarter of 2011,” said John Bessey, President of the Phillips Edison – ARC Shopping Center REIT Inc. “As the second quarter closed, we demonstrated success executing our business plan as highlighted by the completion of a strategic acquisition and the continued strong performance of our portfolio. At the same time, we saw over a seven-fold increase in the equity raised through our relationship with American Realty Capital and we expect this momentum to continue in the coming months. This will put us in a position to take advantage of the opportunities in our growing pipeline of grocery-anchored centers currently under review.”

“We are seeing a steady supply of grocery-anchored shopping centers, and yet we have been able to be selective and strategic in our placement of capital” said Jeffrey S. Edison, CEO of the Company. “As the velocity of our fundraising increases, our acquisitions team has been working aggressively to deploy investor capital quickly and efficiently to take advantage of the many buying opportunities under review. We hope to be among the most active buyers of quality grocery-anchored centers in this sector in the months and years to come.”

Second Quarter and First Half Highlights

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The Company acquired a 65,000 square foot grocery-anchored retail center known as the St. Charles Plaza located in the growth market of Haines City, Florida on June 10, 2011. The purchase price for the property was $10.1 million. The shopping center is anchored by a Publix Supermarket, which occupies 45,600 square feet on a long-term lease through October 2027. Other tenants include Verizon Wireless, Crispers, Publix Liquor and Hair Cuttery.

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The Company paid monthly dividends that totaled $190,000 and $311,000 for the three and six months ended June 30, 2011, respectively, which equates to an annualized distribution rate of 6.5% based on an offering price of $10.00 per share.

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The Company generated $190,000 and $334,000 of MFFO during the three and six months ended June 30, 2011, respectively. The Company uses the definition of MFFO issued by the Investment Program Association with a further adjustment to add sponsor capital contributions for certain general and administrative expenses. Our sponsors provided $88,000 for certain of our general and administrative expenses as a capital contribution during the first six months of 2011. Our sponsors have not received, and will not receive, any reimbursement or additional equity for this contribution.

•	As of June 30, 2011, the Company owned three properties, presented below:

Property Name	Location	Property Type	Date Acquired	Contract Purchase Price	Rentable Square Footage	Annualized Base Rent	Annualized Base Rent per Square Foot	Average Remaining Lease Term	Approximate % Leased
Lakeside Plaza	Salem, Virginia	Shopping Center	12/10/10	$8.75 million	82,033	$800,640	$9.76	5.9 years	98.9%
Snow View Plaza	Parma, Ohio	Shopping Center	12/15/10	$12.30 million	100,460	$1,120,695	$11.16	7.7 years	92.0%

St. Charles Plaza	Haines City, Florida	Shopping Center	6/10/11	$10.1 million	65,000	$890,635	$13.70	12.5 years	98.2%

•	Offering proceeds raised during the first six months of 2011 totaled $5.7 million. Cumulative offering proceeds raised through June 30, 2011, were approximately $12.3 million.

NET LOSS TO FFO/MFFO RECONCILIATION

(In thousands)
	Three months ended June 30, 2011	Six months ended June 30, 2011	Cumulative since Inception (1)
Net loss	$(605)	$(853)	$(1,600)
Depreciation and amortization	263	508	589

FFO	$(342)	$(345)	$(1,011)
Amortization of above or below market leases	66	117	134
Acquisition-related expenses	448	494	961
Sponsor capital contribution for certain general and administrative expenses	28	88	228
Straight-line rent	(10)	(20)	(20)

MFFO	$190	$334	$292

Gross distributions paid	$190	$311	$311

(1)	Inception was September 17, 2010

To view complete details of the Company’s performance in the first six months of 2011 and to find more information about the Company’s MFFO, please refer to the Company’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2011.

This material does not constitute an offer to sell nor a solicitation of an offer to buy any securities described herein or otherwise. Only a prospectus for a specific securities offering makes such an offer.

This material may contain forward-looking statements that involve assumptions, uncertainties and risks, some of which are set forth below. These statements are not guarantees and should not be regarded as representations that the results or conditions described in such statements, or that our objectives and/or plans, will be achieved.

The Company may raise substantially less capital than the maximum offering amount, in which case the Company would not be able to capitalize on attractive buying opportunities. A real estate investment program offering is subject to the following risks: The failure to qualify, or maintain the requirements, to be taxed as a REIT would reduce the amount of income available for distribution and limit the Company’s ability to make distributions to its stockholders. No public market initially exists for the Company’s shares of common stock, and one may never exist for this or any other such type of real estate program. Securities are being offered on a best-efforts basis. These are speculative securities and as such involve a high degree of risk. There are substantial conflicts among an offering and its sponsor, advisor, dealer/manager and property manager. There is no assurance that the value of the real estate will be sufficient to return any portion of investors’ original capital. Operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market, and we cannot assure you that there will be growth in the value of the properties.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison – ARC Shopping Center REIT Inc. invests primarily in well-located grocery-anchored neighborhood and community shopping centers throughout the United States. The Company is backed by Phillips Edison & Company founders Jeffrey Edison and Michael Phillips, who along with an experienced management team that averages 20 years in the industry, have placed more than $1.8 billion to acquire over 250 shopping centers, primarily grocery-anchored, in 35 states. The offering combines two leading real estate companies with proven track records – Phillips Edison & Company and American Realty Capital – providing retail investors an opportunity to own a high demand asset class from leaders in their fields.

For more information, visit http://www.phillipsedison-arc.com.

To arrange interviews with Phillips Edison – ARC Shopping Center REIT, Inc. executives, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

Contacts

DeFazio Communications, LLC

Tony DeFazio, 484-532-7783

tony@defaziocommunications.com

or

Phillips Edison – ARC Shopping Center REIT Inc.

John Bessey, President, 513-619-5037

jbessey@phillipsedison.com